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Exhibit 99.1

FAX NEWS RELEASE For further information:
The Manitowoc Company, Inc. P.O. Box 66 • Manitowoc WI 54221-0066 Telephone: 920-684-4410 • Telefax: 920-652-9778 Internet: http://www.manitowoc.com	Timothy M. Wood Vice President & Chief Financial Officer Direct Dial: 920-652-1767 Email: twood@manitowoc.com	Steven C. Khail Director of Investor Relations & Corporate Communications Direct Dial: 920-652-1713 Email: skhail@manitowoc.com

NEWS For Immediate Release

Manitowoc Reports Third-Quarter Results

Company generates $70 million in cash from operations for the quarter;
Exceeds full-year debt reduction target

        MANITOWOC, WI—November 3, 2003—The Manitowoc Company, Inc. (NYSE: MTW) today reported net sales of $422.3 million for the third quarter of 2003, increasing 7 percent from $394.9 million during the same period last year. The company also reported net earnings of $7.2 million, or $0.27 per diluted share, compared with net earnings of $14.7 million, or $0.57 per diluted share, in the third quarter of 2002. Excluding special charges totaling $2.2 million ($1.6 million net of tax), third-quarter earnings were $0.33 per diluted share. Special charges primarily included $1.2 million for restructuring charges related to rationalization and facility closures in the Crane segment and approximately $0.5 million in fees related to early debt payment. A reconciliation of earnings per share from reported GAAP amounts to non-GAAP amounts is included later in this release.

        Excluding the Grove acquisition, third-quarter sales declined 9 percent from last year. The significant downturn in the domestic crawler market continues to impact the company's legacy crane business. That decline was partially offset by modest improvement in the tower and mobile hydraulic crane markets in Europe and Asia. In Foodservice, revenues were basically flat versus prior year in a down market. Marine contract revenues for the quarter were also down due to project deferrals that occurred earlier in the year, but recent new project awards have positioned this segment for strong performance in 2004 and 2005.

        For the first nine months of 2003, net sales were $1.2 billion, increasing 23 percent from $1.0 billion reported for the same period last year. Excluding the acquisition of Grove, year-to-date sales declined 12 percent from the prior year. The company reported net earnings of $9.0 million, or $0.34 per diluted share, compared with $4.6 million, or $0.18 per diluted share, in 2002. Excluding special charges, earnings were $0.68 per diluted share in the first nine months of 2003 and $1.68 in 2002. A reconciliation of earnings per share from reported GAAP amounts to non-GAAP amounts is included later in this release.

        "Our Foodservice segment once again outperformed the industry despite soft market conditions while continuing to strengthen its internal operations. This helped to offset ongoing market weakness in our Crane segment and lower project activity in our Marine segment. In total, the strength of our diversified business model is helping us to weather these challenges," said Terry D. Growcock, Manitowoc's chairman and chief executive officer.

        "Our key accomplishment in the third quarter was our outstanding cash from operations of $70 million," added Growcock. "This can be traced directly to the strong working capital management in all three of our segments."

Third-quarter Highlights:

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  Cash from operations of $70 million ($94 million year-to-date)

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  Year-to-date debt reduction of $57 million coupled with an increase in cash of $27 million

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  Continued strong operating performance by the Foodservice segment, and the successful launch of the new S-series line of ice machines

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  Launching the first of three Staten Island Ferries

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  Three major shipbuilding contract awards from two commercial customers and the US Navy

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  Continued progress integrating National Crane into the Shady Grove facility

Business Segment Results

        Net sales in the Crane segment were $262.7 million for the quarter, an increase of 20 percent from $219.7 million in the same quarter of 2002. Operating earnings were $9.0 million for the quarter compared with $19.3 million for the same quarter in 2002. As of September 30, total crane backlog was approximately $150 million. Excluding the acquisition of Grove, Crane segment sales were down 8 percent in the third quarter versus the prior year. This shortfall was concentrated in our domestic crawler crane operations.

        "We are seeing increased international activity and gains in market share, resulting from the strategic acquisitions of Potain and Grove Worldwide, and we are aggressively protecting our market share elsewhere. Non-US sales currently account for about 70 percent of total Crane sales. As we have previously said, we expect that crane industry conditions will remain difficult throughout next year," Growcock added. "We have taken many steps in our Crane businesses over the past year to improve efficiency and reduce costs. Despite decisive actions, a competitive pricing environment and lack of volume are overshadowing our ability to generate higher margins. When our end markets recover, we are optimistic that our margins will rebound strongly."

        Net sales in the Foodservice segment increased slightly to $122.7 million for the third quarter of 2003, compared to $121.1 million for the same period last year. Operating earnings for the third quarter increased nearly 11 percent to $20.3 million compared to the same period in 2002. "Manitowoc's Foodservice segment continues to outpace the industry, which is down this year. We gained market share with a series of new-product introductions, the most recent being the S-series ice machines introduced at the North American Association of Food Equipment Manufacturers (NAFEM) show in New Orleans. We are also realizing improved margins due to our facility consolidations and operational improvements," Growcock commented.

        Net sales in the Marine segment were $36.9 million, down 32 percent from prior-year levels, and operating earnings of $0.5 million were down from $4.2 million last year. "These results were not unexpected as they reflect the impact of project deferrals that occurred earlier this year," Growcock explained. "Three of those projects were awarded in the third quarter for future production, and Manitowoc's Marine Group was the successful bidder in each case. These included an Improved Navy Lighterage System, an ocean-class tug and OPA-90 hot-oil tank barge for Penn Maritime, plus two ocean-class, double-hull tank barges for Moran Towing. In addition, our yards benefited from a solid slate of repair work. Looking ahead, we expect that our winter repair season should be much better than those of recent years."

        Cash from operations for the quarter was approximately $70 million, totaling $94 million year to date. Debt, net of cash, was $571 million, which equates to a net debt-to-capitalization ratio 64.6 percent.

Strategic Update

        "It is clear that our focus on new-product development, acquisition assimilation, and operational excellence is yielding favorable results in both cash flow and market share gains," stated Growcock. "And, we remain committed to our key strategies outlined earlier this year." These strategies include:

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  Expand our global market share in the Crane business by investing in new products and product support, while simultaneously increasing operating efficiencies.

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  Grow core Foodservice operations through new-product introductions, such as the S-series ice machines and soon-to-be-introduced line of ice machines designed specifically for the European market, coupled with improved operating systems.

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  Enhance Marine operations by capitalizing on the strengths and capabilities of our multiple shipyards to boost our backlog and serve a growing slate of commercial and government customers. (Recent contract awards include the Navy's INLS and the OPA-90 vessels for Penn Maritime and Moran Towing).

  •
  Maintain a keen focus on consolidating and rationalizing existing operations to improve our cost structure, while divesting non-core operations and facilities. (Our global manufacturing consolidation is nearly complete).

Earnings Guidance

        "We are reducing our outlook for full-year 2003 earnings per share to $0.70 to $0.75 before net special charges ($0.20 to $0.35, including net special charges)," stated Tim Wood, Manitowoc's vice president and chief financial officer. "This is down from the previous low end of $0.80 before special charges due largely to our decision to defer income recognition on certain contemplated Crane sales into foreign markets. This decision will defer about $0.06 per share from fourth-quarter 2003 recognition to future periods as the receivables are collected. After considerable analysis, we believe this is conservative and appropriate."

        "This does not change the underlying economics of the anticipated sales," added Wood, "nor is it a reflection on our cash flow performance and potential. We have already exceeded our full-year debt reduction target and we don't contemplate giving any of this back in the fourth quarter."

        In this release, the company refers to various non-GAAP measures. Earnings and earnings per share excluding special charges are non-GAAP financial measures. The company believes these measures are helpful to investors in assessing the company's ongoing performance of its underlying businesses before the impact of special charges and the impact that acquisitions have had on its financial performance. In addition, these non-GAAP measures provide a comparison to analysts' estimates, which do not include special charges. Earnings and earnings per share before special items reconcile to earnings presented according to GAAP as follows (in thousands, except per share data):

	2003		2002
	Third Quarter	Nine Months	Third Quarter	Nine Months
Net earnings	$7,198	$9,046	$14,728	$4,599
Special charges, net of tax:
Restructuring charges	873	4,373	—	2,379
Goodwill impairment	—	3,626	—	36,800
Discontinued operations	—	84	(510)	(1,417)
Rationalization in the crane segment	—	386	—	—
Early extinguishment of debt	363	363	—	—
Other	370	370	—	—

Net earnings before special charges	$8,804	$18,248	$14,218	$42,361

Diluted earnings per share	$0.27	$0.34	$0.57	$0.18
Special charges:
Restructuring charges	0.03	0.16	—	0.09
Goodwill impairment	—	0.14	—	1.46
Discontinued operations	—	0.00	(0.02)	(0.06)
Rationalization in the crane segment	—	0.01	—	—
Early extinguishment of debt	0.01	0.01	—	—
Other	0.01	0.01	—	—

Diluted earnings per share before special charges	$0.33	$0.68	$0.55	$1.68

Conference Call

        The Manitowoc Company will host a conference call today, November 3, at 10:00 a.m. Eastern Time. The call will also be broadcast live, via the Internet, at Manitowoc's Web site: http://www.manitowoc.com.

About The Manitowoc Company

        The Manitowoc Company, Inc. is one of the world's largest providers of lifting equipment for the global construction industry, including lattice-boom cranes, tower cranes, mobile telescopic cranes, and boom trucks. As a leading manufacturer of ice-cube machines, ice/beverage dispensers, and commercial refrigeration equipment, the company offers the broadest line of cold-focused equipment in the foodservice industry. In addition, the company is a leading provider of shipbuilding, ship repair, and conversion services for government, military, and commercial customers throughout the maritime industry.

Forward-looking Statements

        Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. These statements and potential factors include, but are not limited to, those relating to:

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  anticipated changes in revenue, margins, and costs,
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  new crane and foodservice product introductions,
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  foreign currency fluctuations,

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  the risks associated with growth,
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  geographic factors and political and economic risks,
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  added financial leverage resulting from acquisitions,
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  actions of company competitors,
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  changes in economic or industry conditions generally or in the markets served by our companies,
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  Great Lakes water levels,
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  winter repair levels,
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  steel industry conditions,
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  work stoppages and labor negotiations,
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  government approval and funding of projects,
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  the ability of our customers to receive financing, and
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  the ability to complete and appropriately integrate restructurings, consolidations, acquisitions, divestitures, strategic alliances, and joint ventures.

        Information on the potential factors that could affect the company's actual results of operations is included in its filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

Company contact:
Timothy Wood
Vice President & Chief Financial Officer
920-652-1767

THE MANITOWOC COMPANY, INC.
Unaudited Consolidated Financial Information
For the Third Quarter and First Nine Months of Calendar Years 2003 and 2002
(In thousands, except per-share data)

INCOME STATEMENT

	QUARTER ENDED Sept 30		NINE MONTHS ENDED Sept 30
	2003	2002	2003	2002
Net sales	$422,298	$394,918	$1,235,249	$1,006,218
Cost of sales	335,672	306,255	974,130	761,456

Gross profit	86,626	88,663	261,119	244,762
Engineering, selling & administrative	61,079	50,178	191,880	137,571
Amortization	746	501	2,183	1,553
Goodwill impairment	—	—	4,900	—
Restructuring costs	1,180	—	5,910	—
Plant consolidation costs	—	—	—	3,900

Operating earnings	23,621	37,984	56,246	101,738
Interest expense	(13,701)	(14,640)	(43,661)	(36,596)
Other income (expense)—net	(342)	(34)	(247)	403

Earnings from continuing operations before taxes on income	9,578	23,310	12,338	65,545
Provision for taxes on income	2,380	9,092	3,208	25,563

Earnings from continuing operations	7,198	14,218	9,130	39,982
Discontinued operations:
Earnings from discontinued operations, net of income taxes	—	510	31	1,417
Gain (Loss) on sale of discontinued operations, net of income taxes	—	—	(115)	—
Cumulative effect of accounting change, net of income taxes	—	—	—	(36,800)

NET EARNINGS	$7,198	$14,728	$9,046	$4,599

BASIC EARNINGS (LOSS) PER SHARE:
Earnings from continuing operations	$0.27	$0.56	$0.34	$1.62
Earnings from discontinued operations, net of income taxes	—	0.02	—	0.06
Cumulative effect of accounting change, net of income taxes	—	—	—	(1.49)

BASIC EARNINGS (LOSS) PER SHARE	$0.27	$0.58	$0.34	$0.19

DILUTED EARNINGS (LOSS) PER SHARE:
Earnings from continuing operations	$0.27	$0.55	$0.34	$1.58
Earnings from discontinued operations, net of income taxes	—	0.02	—	0.06
Cumulative effect of accounting change, net of income taxes	—	—	—	(1.46)

DILUTED EARNINGS (LOSS) PER SHARE	$0.27	$0.57	$0.34	$0.18

AVERAGE SHARES OUTSTANDING:
Average Shares Outstanding—Basic	26,549	25,600	26,544	24,739
Average Shares Outstanding—Diluted	26,719	25,983	26,643	25,258

SEGMENT SUMMARY

	QUARTER ENDED Sept 30		NINE MONTHS ENDED Sept 30
	2003	2002	2003	2002
Net sales from continuing operations:
Cranes and related products	$262,714	$219,678	$768,430	$491,187
Foodservice products	122,700	121,080	354,704	357,933
Marine	36,884	54,160	112,115	157,098

Total	$422,298	$394,918	$1,235,249	$1,006,218

Operating earnings (loss) from continuing operations:
Cranes and related products	$9,000	$19,265	$25,163	$52,776
Foodservice products	20,318	18,383	53,770	48,911
Marine	526	4,182	4,052	16,054
General corporate expense	(4,297)	(3,345)	(13,746)	(10,550)
Amortization	(746)	(501)	(2,183)	(1,553)
Goodwill impairment	—	—	(4,900)	—
Restructuring costs	(1,180)	—	(5,910)	—
Foodservice plant consolidation	—	—	—	(3,900)

Total	$23,621	$37,984	$56,246	$101,738

 THE MANITOWOC COMPANY, INC.
Unaudited Consolidated Financial Information
For the Third Quarter and First Nine Months of Calendar Years 2003 and 2002
(In thousands)

BALANCE SHEET

	Sept 30 2003	December 31 2002
ASSETS
Current assets:
Cash & temporary investments	$57,731	$30,406
Accounts receivable	224,404	226,091
Inventories	276,018	255,218
Other current assets	133,838	135,449

Total current assets	691,991	647,164
Intangible assets	542,432	507,637
Other assets	66,183	103,021
Property, plant & equipment—net	305,138	319,301

TOTAL ASSETS	$1,605,744	$1,577,123

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable & accrued expenses	$427,489	$386,490
Current portion of long-term debt	20,099	33,328
Short-term borrowings	8,684	9,304
Product warranties	33,820	31,276

Total current liabilities	490,092	460,398
Long-term debt	599,911	623,547
Other non-current liabilities	203,345	198,063
Stockholders' equity	312,396	295,115

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$1,605,744	$1,577,123

CASH FLOW SUMMARY

	QUARTER ENDED Sept 30		NINE MONTHS ENDED Sept 30
	2003	2002	2003	2002
Net earnings	$7,198	$14,728	$9,046	$4,599
Depreciation	10,287	9,398	33,329	20,952
Amortization	746	501	2,183	1,553
Other non-cash adjustments	3,106	1,928	13,044	42,852
Changes in operating assets and liabilities	48,355	18,292	35,622	(19,252)

Net cash provided by operating activities of continuing operations	69,692	44,847	93,224	50,704
Net cash provided by operating activities of discontinued operations	—	6,979	503	2,889

Net cash provided by operating activities	69,692	51,826	93,727	53,593
Business acquisitions—net	—	11,211	—	3,823
Capital expenditures	(11,104)	(11,511)	(22,249)	(24,298)
Proceeds from sale of fixed assets	5,735	6,331	10,709	13,346
Net cash provided by (used for) investing activities of discontinued operations	(4,700)	—	2,289	(288)
Payments on long-term borrowings—net	(28,920)	(26,901)	(55,194)	(43,620)
Proceeds (payments) from revolver borrowings—net	—	(14,933)	(2,000)	11,306
Debt issuance costs	(1,235)	(6,259)	(1,977)	(6,259)
Stock options exercised	16	98	95	2,074
Effect of exchange rate changes on cash	1,673	(12)	1,925	875

Net increase in cash & temporary investments	$31,157	$9,850	$27,325	$10,552

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Manitowoc Reports Third-Quarter Results
THE MANITOWOC COMPANY, INC. Unaudited Consolidated Financial Information For the Third Quarter and First Nine Months of Calendar Years 2003 and 2002 (In thousands, except per-share data)
THE MANITOWOC COMPANY, INC. Unaudited Consolidated Financial Information For the Third Quarter and First Nine Months of Calendar Years 2003 and 2002 (In thousands)